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              COMPOSITE CERTIFICATE OF INCORPORATION

                               of

                    CURTICE-BURNS FOODS, INC.

          1.   The name of the corporation shall be: Curtice-Burns
Foods, Inc.

          2. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, but not to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

          3. The aggregate number of shares which the corporation shall have authority to issue is 10,000 common shares of the par value of $.01 per share.

          4. No holder of shares of any class of the corporation, now or hereafter authorized, shall as such holder have any preference or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any bonds, debentures, notes or other securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation.

          5. The office of the corporation is to be located in the City of Rochester, County of Monroe, and State of New York. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is 90 Linden Place, Post Office Box 681, Rochester, New York 14603.

          6.   The duration of the corporation shall be perpetual.

          7. The corporation reserves the right to alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

          8. By-laws of the corporation may be adopted, amended or repealed by the Board of Directors of the corporation by the vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present, subject to the power of the holders of stock having voting power thereon to alter, amend or repeal the By-laws adopted by the Board of Directors.

          9. The Secretary of State is designated as agent of the corporation upon whom process in any action or proceeding against

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the corporation may be served.

          10. To the fullest extent permitted by the Business Corporation Law of the State of New York as the same exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its shareholders for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of the State of New York.


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